EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-148811) pertaining to the A.H. Belo 2008 Incentive Compensation Plan of our reports dated March 27, 2008, with respect to the consolidated balance sheet of A.H. Belo Corporation and the combined financial statements of the A. H. Belo Businesses included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ ERNST & YOUNG LLP

Dallas, Texas
March 27, 2008